AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 2007
                                                     REGISTRATION NO. 333-133104
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           GULF COAST OIL & GAS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            NEVADA                        1311                  98-0128688
            ------                        ----                  ----------
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD         (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)   INDUSTRIAL CLASSIFICATION   IDENTIFICATION NO.)
                                        CODE NUMBER)

                           5847 SAN FELIPE, SUITE 1700
                                HOUSTON, TX 77057
                                 (713) 821-1731
          (Address and Telephone Number of Principal Executive Offices)

                           5847 SAN FELIPE, SUITE 1700
                                HOUSTON, TX 77057
                                 (713) 821-1731
                   (Address of Principal Place of Business or
                      Intended Principal Place of Business)

                                   COPIES TO:

RAHIM RAYANI                                           THOMAS P. GALLAGHER, ESQ.
PRESIDENT & CHIEF EXECUTIVE OFFICER                       MARTIN J. CONROY, ESQ.
GULF COAST OIL & GAS, INC.                            GALLAGHER, BRIODY & BUTLER
5847 SAN FELIPE, SUITE 1700                                155 VILLAGE BOULEVARD
HOUSTON, TX 77057                                           PRINCETON, NJ  08540
(713) 821-1731                                                    (609) 452-6000

(Name, Address and Telephone Number of Agent for Service)

                                 ---------------

Approximate Date of Commencement of Proposed Sale to the Public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



                    Subject to completion dated June 1, 2007

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                           GULF COAST OIL & GAS, INC.

                       481,546,784 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 481,546,784 shares of Gulf Coast's common stock by certain persons who are stockholders of Gulf Coast. Please refer to "Selling Stockholders" beginning on page 16.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "GCOG.OB". On May 25, 2007, the last reported sale price of our common stock was $0.007 per share.


       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.


               PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7.


        THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE
                    WHERE THE OFFER OR SALE IS NOT PERMITTED.


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS
             HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES,
            OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this prospectus is _____, 2007



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


                                TABLE OF CONTENTS


EXPLANATORY NOTES..............................................................3

FORWARD-LOOKING STATEMENTS.....................................................3

PROSPECTUS SUMMARY.............................................................3

RISK FACTORS ..................................................................7

SELLING STOCKHOLDERS......................................................... 16

USE OF PROCEEDS...............................................................18

PLAN OF DISTRIBUTION..........................................................18

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.......................21

DESCRIPTION OF BUSINESS.......................................................22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................25

MANAGEMENT....................................................................28

EXECUTIVE COMPENSATION........................................................29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................30

DESCRIPTION OF SECURITIES.....................................................31

LEGAL MATTERS.................................................................33

EXPERTS.......................................................................33

HOW TO GET MORE INFORMATION...................................................33

FINANCIAL STATEMENTS.........................................................F-1

                                EXPLANATORY NOTES

         On April 7, 2006, Gulf Coast Oil & Gas Company, Inc. ("Gulf Coast", the "Company", "we" or "us") filed a registration statement on Form SB-2 (No. 333-133104) (the "Registration Statement") to register shares of our common stock underlying convertible debentures held by three stockholders and shares issuable pursuant to warrants issued to one of those stockholders. The registration statement was declared effective on September 11, 2006.

         This post-effective amendment on Form SB-2 serves as Post-Effective Amendment No. 1 to the Registration Statement. This purpose of this post-effective amendment is to update our financial statements and other information, and to modify information regarding the selling stockholders listed in the Registration Statement to reflect sales made to date.

                           FORWARD LOOKING STATEMENTS

Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                               PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and notes thereto, before deciding to invest in our common stock offered by this prospectus.

                                    OVERVIEW

We plan to undertake oil and gas exploration projects in the continental United States. Our goal is to achieve profitable results as quickly as possible. Therefore, we expect that the majority of our initial projects will have a comparatively lower risk profile in order to increase our chances of obtaining positive cash flow in the near term. However, we may also seek to acquire interests in riskier projects that have the potential of developing into major oil or gas fields, and will consider acquiring an interest (working and/or royalty) in proven (based upon offset production and geology reports) but undeveloped drilling locations.

Until the first quarter of 2007, we had not produced revenues and had been dependent on debt and equity financings to finance our operations. During the first three and one half months of 2007, we received a total of approximately $110,000 in proceeds relating to our working interests in three producing wells located in Corpus Christi, Texas (the "Corpus Christi Project").

                              OIL AND GAS PROJECTS

SARATOGA PROSPECT

On June 8, 2005, we paid $100,000 to Bourgeois Energy, Inc. to acquire a 75% working interest in the exploration and development of land referred to as the Saratoga Prospect located in the Saratoga Chalk Formation on the outskirts of the Town of Many, in Sabine Parish, Louisiana. The Saratoga prospect is located within the Upper Cretaceous, a historically productive trend whose success is attributable to the presence of cretaceous age fractured chalk. Under the terms of the Agreement with Bourgeois Energy, we had one year from the date of acquisition of leasehold interests to advance to Bourgeois Energy the remaining costs of the project (which may be advanced in stages for drilling and completion activities, respectively), which we estimate at $380,000. In August of 2006, the Company paid $30,000 to renew the lease in Louisiana for two additional years.

At present, the Company is awaiting the results of drilling by certain other companies on wells located in the vicinity of the Company's leaseholds before it attempts drilling and completion of the Saratoga Prospect.

CORPUS CHRISTI PROJECT

On May 9, 2006, the Company paid a deposit of $262,500 towards an interest in oil and gas property (the Weil 8-C Well) in Corpus Christi, Texas. Pursuant to the agreements entered into with the operator, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 8-C Well in exchange for a 46.66% billing interest.

On August 1, 2006, the Company paid $108,251.20 to hookup the Weil 8-C Well and bring it production ready.

On August 15, 2006, the Company paid a deposit of $104,533.18 towards an interest in an additional well known as the Weil 3-C Well in Corpus Christi, Texas. Pursuant to the agreements entered into with the operator, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 3-C Well for a 46.66% billing interest.

On August 31, 2006, the Company paid a deposit of $134,520.78 towards an interest in an additional well known as the Weil 7-C Well in Corpus Christi, Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 7-C Well for a 46.66% billing interest.

On September 19, 2006, the Company paid $135,948.57 to bring the Weil 3-C and Weil 7-C Wells into production and convert both the Weil 2-C and Weil 6-C wells on the property to salt water disposal wells. It is the intent of the Company to offer salt water disposal services to neighboring companies as a side revenue generating service.

As of the date hereof, each of the three wells (Weil 8-C, Weil 3-C and Weil 7-C) is in production.

                                  BUSINESS PLAN

We believe that there exists in the United States potentially profitable oil and gas projects that, because of their relatively small barrel potential, have been neglected by major oil companies, and seek to identify and invest in such opportunities. The Company intends to continue to operate the business with low overhead to maintain a strong cash position, while seeking out additional opportunities similar to the Corpus Christi Project, i.e., relatively lower risk drilling and exploration projects that do not require significant upfront capital investment. The Company anticipates that revenues from the three producing wells in which it has a working interest will be sufficient to fund its overhead costs for the next twelve to eighteen months. The Company may seek additional financing for projects in order to conserve its cash position at a comfortable level, although it has not secured any such financing as of the date hereof.

                                  GOING CONCERN

Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and may incur additional operating losses over the next several years. As of March 31, 2007, we had an accumulated deficit of approximately $7.146 million.

We have financed our operations since inception primarily through equity financings and loans from shareholders and other related parties. We have recently entered into a number of financing transactions and may continue to seek other financing initiatives. These conditions raise substantial doubt about our ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                    ABOUT US

Our principal executive office is located at 5847 San Felipe, Suite 1700, Houston, Texas 77057. Our telephone number is (713) 821-1731.

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders consist of Cornell Capital Partners, L.P. ("Cornell Capital"), Certain Wealth, Ltd. and TAIB Bank, B.S.C.(c). These entities intend to sell in the aggregate up to 451,546,784 shares of common stock held by them or to be issued pursuant to convertible debentures. In addition, Cornell Capital intends to sell up to 30,000,000 shares issuable upon the exercise of common stock purchase warrants issued to Cornell Capital.

Each of the selling stockholders is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock issued under the convertible debentures and warrants.

COMMON STOCK OFFERED           481,546,784 shares by selling stockholders.

OFFERING PRICE                 Market price

COMMON STOCK OUTSTANDING       192,046,888 shares as of May 23, 2007
BEFORE THE OFFERING

USE OF PROCEEDS                We will not receive any proceeds of the shares
                               offered by the selling stockholders. Any proceeds we receive from the exercise of the warrants will be used for general working capital purposes. See
                               "Use of Proceeds".

RISK FACTORS                   The securities offered hereby involve a high
                               degree of risk. See "Risk Factors".

OVER-THE-COUNTER BULLETIN      GCOG.OB
BOARD SYMBOL


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the years ended December 31, 2006 and 2005 and the quarters ended March 31, 2007 and March 31, 2006. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.


SUMMARY STATEMENT OF OPERATIONS DATA:

                                   YEAR ENDED DECEMBER 31,   QUARTER ENDED MARCH 31,
                                     2006           2005        2007         2007
                                     ----           ----        ----         ----
Sales ..........................   $       0    $       0    $  94,197    $       0
Costs and expenses .............   $ 783,780    $ 244,606    $ 194,551    $ 120,632
Other income (expense) .........   $  29,065    $  57,663    $   4,199    $   3,987
Net loss to common shareholders    $(754,715)   $(186,943)   $ (96,155)   $(116,645)
Comprehensive loss .............   $(481,296)   $(186,943)   $ (96,155)   $(116,645)
Basic and diluted loss per share                $   (0.01)   $   (0.00)   $   (0.00)


SUMMARY BALANCE SHEET DATA:
                                                   MARCH 31, 2007   DECEMBER 31, 2006
                                                   --------------   -----------------

Working capital (deficit)........................    $   395,162      $   423,424
Current assets...................................        775,577          749,898
Total assets.....................................      1,826,920        1,865,734
Current liabilities..............................        380,415          326,474
Long-term liabilities (less current portion).....      1,795,551        1,965,551
Stockholders' deficit............................      7,146,580        7,050,425

                                  RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

OUR AUDITORS HAVE EXPRESSED AN OPINION THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     In its report dated April 12, 2007 our auditors, Pollard-Kelley Auditing Services, Inc., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred operating losses and may incur additional operating losses over the next several years. As of March 31, 2007, we had an accumulated deficit of approximately $7.146 Million.

     We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties. We have recently entered into a number of financing transactions and may continue to seek other financing initiatives. We may need to raise additional capital to implement our business plan. Such capital is expected to come from the sale of securities. No assurances can be given that such financing will be available in sufficient amounts or at all. Our ability to continue our operating may be dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As more fully set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations", in the first three and one half months of 2007 we received approximately $110,000 relating to our interest in three producing wells located near Corpus Christi, Texas.

WE HAVE A HISTORY OF OPERATING LOSSES AND HAVE BEEN UNPROFITABLE SINCE
INCEPTION.

     We incurred net losses of approximately $7.146 Million from August 4, 2003 (date of inception) to March 31, 2007. Although we will attempt to achieve profitability through our pursuit of our business plan, we have only generated limited revenues to date and cannot assure you that we will obtain significant revenues or achieve profitability.

THE CONVERTIBLE DEBENTURES CONTAIN CERTAIN COVENANTS PROHIBITING US FROM RAISING CAPITAL AT LESS THAN THE MARKET PRICE.

     The convertible debentures held by the Buyers contain covenants that, subject to certain exceptions, restrict the following activities:

     (i) Raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of our common stock on the date of issuance; or

     (ii) Granting a security interest in our assets, which security interest may be needed in order to obtain borrowings or capital from a lender.

     The existence of these covenants may severely limit our ability to borrow money or raise capital from the sale of stock or convertible securities because any potential purchaser will want to pay a discount to the market price of our stock or because any potential lender will likely require collateral in the form of a security interest on our assets to secure a loan.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. As of May 23, 2007, we had 192,046,888 shares of common stock outstanding, without taking into account additional shares issuable upon further exercises of the convertible debentures or warrants.

THE INVESTORS UNDER THE CONVERTIBLE DEBENTURES WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK.

     The common stock to be issued under the convertible debentures is being issued at the lower of (i) a fixed price of $0.029716 or (ii) a 20% discount to the volume weighted average price for the five trading days immediately before the conversion. These discounted sales could cause the price of our common stock to further decline.

THE ISSUANCE OF STOCK UNDER THE CONVERTIBLE DEBENTURES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

     The significant downward pressure on the price of our common stock caused by the issuance of material amounts of common stock under the convertible debentures could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

    Our success depends in large part upon the services of a number of key employees and consultants. If we lose the services of one or more of our key employees or consultants, it could have a significant negative impact on our business. In addition, our long term success will in large part be dependent upon our ability to attract and retain qualified geologists, geophysicists, and other personnel.

WE FACE SIGNIFICANT COMPETITION, AND MANY OF OUR COMPETITORS HAVE RESOURCES IN EXCESS OF OUR AVAILABLE RESOURCES.

     We plan to operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

     o seeking to acquire desirable producing properties or new leases for future exploration;

     o    marketing our oil and natural gas production; and

     o seeking to acquire the equipment and expertise necessary to operate and develop those properties.

     Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

  OPERATING HAZARD AND UNINSURED RISKS.

    Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but also from wells that are productive, but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost and timing of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including title problems, weather conditions, delays by project participants, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Our future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on our business, financial condition or results of operations.

    Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and those of others. We do not currently maintain insurance against some these risks. The occurrence of an event that is not covered, or not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

REGULATORY RISKS.

    Our oil and natural gas exploration and production activities will be subject to extensive laws, rules and regulations promulgated by federal and state legislatures and agencies, including the Federal Energy Regulatory Commission (FERC) and the Environmental Protection Agency. Failure to comply with such laws, rules and regulations can result in substantial penalties. The legislative and regulatory burden on the oil and gas industry will increase our cost of doing business and will affect our profitability.

    Although we do not intend to own or operate any pipelines or facilities that are directly regulated by FERC, its regulation of third party pipelines and facilities could indirectly affect our ability to transport or market our production. Moreover, FERC has in the past, and could in the future impose price controls on the sale of natural gas. In addition, we believe we are in substantial compliance with all applicable laws and regulations, however, we are unable to predict the future cost or impact of complying with such laws and regulations because they are frequently amended, interpreted and reinterpreted.

    Many states (including Louisiana) require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. These states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of such wells.

ENVIRONMENTAL MATTERS.

     Our operations and properties will be, like the oil and gas industry in general, subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit seismic acquisition, construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from our operations.

     The permits required for many of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. Changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and comparable state statutes impose strict and arguably joint and several liabilities on owners and operators of certain sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act (RCRA) and comparable state statutes govern the disposal of solid waste and hazardous waste and authorize imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of hazardous substance, state laws affecting our operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as non-hazardous, such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

OIL AND NATURAL GAS PRICES FLUCTUATE WIDELY AND LOW PRICES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL RESULTS BY LIMITING OUR LIQUIDITY AND FLEXIBILITY TO CARRY OUT DRILLING.

     Our revenues, operating results and future rate of growth will depend highly upon the prices we receive for our oil and natural gas production. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Market prices of oil and natural gas depend on many factors beyond our control, including:

     o    worldwide and domestic supplies of oil and natural gas;

     o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

     o    political instability or armed conflict in oil-producing regions;

     o    the price and level of foreign imports;

     o    the level of consumer demand;

     o    the price and availability of alternative fuels;

     o    the availability of pipeline capacity;

     o    weather conditions;

     o    domestic and foreign governmental regulations and taxes; and

     o    the overall economic environment.

We cannot predict future oil and natural gas price movements and prices often vary significantly. Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

     o limit our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

     o reduce the amount of oil and natural gas that we can produce economically;

     o    cause us to delay or postpone some of our capital projects;

     o    reduce our revenues, operating income and cash flow; and

     o    reduce the carrying value of our oil and natural gas properties.


                           RISKS RELATED TO OUR STOCK

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF AN INVESTMENT IN OUR STOCK TO DECLINE.

     The market price of shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

     o sales of large numbers of shares of our common stocks in the open market, including shares issuable at a fluctuating conversion price at a discount to the market price of our common stock;

     o    our operating results;

     o    our need for additional financing;

     o    governmental regulation; and

     o    other factors and events beyond our control.

     In addition, our common stock has been relatively thinly traded. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop.

     The stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

     As a result of potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

     As of March 23, 2007, we had 192,046,888 shares of common stock outstanding, without taking into account shares issuable upon further exercises of the outstanding debentures and warrants. We have registered for resale by the Buyers an additional 481,546,784 shares of common stock. All of these shares of common stock may be immediately resold in the public market upon acquisition by the Buyers pursuant to conversion of the debentures or exercise of the warrants.

     The Buyers intend to sell in the public market the shares of common stock owned by them. That means that up to 481,546,784 shares of common stock may be sold. Such sales may cause our stock price to decline.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

    There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK", WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     o    with a price of less than $5.00 per share;

     o    that are not traded on a "recognized" national exchange;

     o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still have a price of not less than $5.00 per share); or

     o in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.


                         RISKS RELATED TO THIS OFFERING

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF AN INVESTMENT IN OUR STOCK TO DECLINE.

     The market price of shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

     o sales of large numbers of shares of our common stocks in the open market, including shares issuable at a fluctuating conversion price at a discount to the market price of our common stock;

     o    our operating results;

     o    our need for additional financing;

     o    governmental regulation; and

     o    other factors and events beyond our control.

     In addition, our common stock has been relatively thinly traded. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop.

     The stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

     As a result of potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

     As of March 23, 2007, we had 192,046,888 shares of common stock outstanding, without taking into account shares issuable upon exercise of the remaining outstanding debentures and warrants.

     Upon issuance of the maximum number of shares being registered in this offering, there will be an additional 481,546,784 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

     The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 481,546,784 shares of common stock, the number of shares being registered in this offering may be sold. Such sales may cause our stock price to decline.

     In addition to the shares being registered in this offering, our shareholders have recently consented to an amendment to our Articles of Incorporation to increase the number of shares that we are authorized to issue from 500,000,000 to 1,000,000,000. After subtracting the maximum number of shares being issued in this offering (including shares issued prior to the date of this Prospectus), there are an additional 455,596,671 shares capable of being issued by the Company. This increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes such as raising capital for ongoing operations, business and asset acquisitions, present and future employee benefit programs and other corporate purposes. It is anticipated that such purposes may include the issuance for cash as a means of obtaining capital for use by the Company, issuance in exchange for debt or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets. To the extent these additional shares are issued, the proportionate interest owned by each shareholder will be diluted by such issuances.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

    There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK", WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stocks:

     o    with a price of less than $5.00 per share;

     o    that are not traded on a "recognized" national exchange;

     o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still have a price of not less than $5.00 per share); or

     o in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. None of the selling stockholders has held a position or office, or had any other material relationship, with us. The selling stockholders acquired all shares being registered in this offering in the convertible debenture financing transaction with us described below.


                                              SHARES              SHARES TO BE      PERCENTAGE OF SHARES
         SELLING                           BENEFICIALLY            SOLD IN THE      BENEFICIALLY OWNED
       STOCKHOLDER                   OWNED BEFORE OFFERING (1)      OFFERING        AFTER THE OFFERING
-----------------------------------  -------------------------   ----------------  ---------------------
Cornell Capital Partners, L.P. (2)       255,773,392 (3)          255,773,392 (3)           0
Certain Wealth, Ltd. (4)                 112,886,696 (5)          112,886,696 (5)           0
TAIB Bank, B.S.C.(c) (6)                 112,886,696 (7)          112,886,696 (7)           0

TOTAL

(1) Each of the selling stockholders has agreed not to convert its Debenture (and, in the case of Cornell Capital Partners, L.P., its warrants) to the extent the conversion would result in the selling stockholder, together with any affiliate, beneficially owning more than 4.9% of the Company's issued and outstanding common stock. This provision may be waived by any of the selling stockholders (as to itself but not the other selling stockholders) upon not less than 65 days prior notice to the Company. The share numbers used in the table assume that this limitation does not apply. Moreover, the actual number of shares to be issued will be determined by the formula set forth in the Debenture at the time of conversion.

     The amounts set forth in the table have been reduced from the amounts originally registered to reflect debt conversions and subsequent sales of common stock by the selling stockholders that have occurred as of May 23, 2007.

(2) All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

 (3) Consists of 3,000,000 shares of common stock, up to 222,773,392 shares of common stock issuable within sixty (60) days upon conversion of debentures, and 30,000,000 shares issuable within sixty (60) days upon conversion of warrants. Upon conversion of the debentures, shares will be issued at the price per share equal to the lesser of (a) $.02916 or (b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date.

(4) All investment decisions of Certain Wealth, Ltd. are made by Larry Chaleff, an Authorized Person.

(5) Consists of 1,500,000 shares of common stock and up to 111,386,696 shares of common stock issuable within sixty (60) days upon conversion of debentures. Upon conversion of the debentures, shares will be issued at the price per share equal to the lesser of (a) $.02916 or (b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date.

(6) All investment decisions of TAIB Bank, B.S.C. (c) are made by Larry Chaleff, its Managing Director.

(7) Consists of 1,500,000 shares of common stock and up to 111,386,696 shares of common stock issuable within sixty (60) days upon conversion of debentures. Upon conversion of the debentures, shares will be issued at the price per share equal to the lesser of (a) $.02916 or (b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date.


                             CONVERTIBLE DEBENTURES

On February 1, 2006, we entered into a Securities Purchase Agreement with the selling stockholders pursuant to which the selling stockholders agreed to purchase secured convertible debentures in the principal amount of $2,000,000. On February 2, 2006 we sold and issued $1,000,000 in principal amount of debentures to the selling stockholders. On April 5, 2006 we sold and issued an additional $1,000,000 in principal amount of debentures to the selling stockholders.

In connection with the Securities Purchase Agreement, we also issued to Cornell Capital five-year warrants to purchase 30,000,000 shares of our common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,000 at $0.05 per share, and 5,000,000 at $0.06 per share.

The debentures are convertible at the option of the selling stockholders any time up to maturity into shares of our common stock, par value $0.001 per share, at the price per share equal to the lesser of (a) $.02916 (the "Fixed Price") or
(b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date, which may be adjusted pursuant to the other terms of the Debentures (the "Issuance Formula").

If the closing bid price of our common stock is less than the Fixed Price, we can redeem a portion or all amounts outstanding under the debentures prior to February 1, 2009 for a price equal to the principal amount and accrued interest thereon being redeemed, plus a redemption premium of twenty percent (20%) of the principal amount being redeemed.

We also entered into a Security Agreement pursuant to which we have granted the selling stockholders a security interest in and to substantially all our assets to secure repayment of the debentures.

Pursuant to the Securities Purchase Agreement, we were obligated to register for resale a number of shares of common stock equal to five times the number of shares that would be issuable on the Closing Date pursuant to the Issuance Formula. Thus, we were obligated to register a total of 514,403,292 shares of common stock for issuance under the Debentures, and 30,000,000 for issuance under the Warrants. We agreed to pursue an amendment to our Articles of Incorporation to increase the authorized shares to permit the issuance by the Company of the number of shares it is required to register under the Securities Purchase Agreement. To that end, we filed a Definitive Proxy Statement with the Securities and Exchange Commission on March 15, 2006 and commenced the process of soliciting consents from our shareholders. We received consents from the majority of our shareholders on April 24, 2006 approving of the amendment.

In connection with the Securities Purchase Agreement, we also paid Yorkville Advisors, LLC a commitment fee of $200,000 and a structuring fee of $15,000. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

       THERE ARE CERTAIN RISKS RELATED TO SALE BY THE SELLING STOCKHOLDERS

There are certain risks related to sales by the selling stockholders, including:

     o To the extent the selling stockholders sell their common stock, our common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to sell greater amounts of common stock, the sales of which would further depress our stock price.

     o The significant downward pressure on the price of our common stock as the selling stockholders sell material amounts of shares could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of our common stock.



                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. Any proceeds we receive from the exercise of the warrants will be used for general working capital purposes.



                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately-negotiated transactions;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    through the writing of options on the shares;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

 The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

INDEMNIFICATION. We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Gulf Coast pursuant to the foregoing, or otherwise, Gulf Coast has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STATUTORY UNDERWRITER. Each of the selling stockholders is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the convertible debentures. Commissions paid to Cornell Capital in connection with the convertible debenture transaction included five-year warrants to purchase 30,000,000 shares of common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,00 at $0.05 per share, and 5,000,000 at $0.06 per share. We also paid a structuring fee of $15,000 and Commitment Fee of $200,000 to Yorkville Advisors. The $200,000 Commitment Fee and the 30,000,000 warrants are underwriting discounts.

Each of the selling shareholders is a hedge fund in the business of investing in and financing public companies. None of the selling stockholders intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $70,000. The offering expenses consist of: an SEC registration fee of $3174.69, printing expenses of approximately $5,000, accounting fees of approximately $5,000, legal fees of approximately $50,000 and miscellaneous expenses of approximately $2,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We may receive proceeds upon the exercise of outstanding warrants covered by this prospectus.

REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Gulf Coast Oil & Gas, Inc.'s Common Stock trades on the NASDAQ'S OTC Bulletin Board under the symbol GCOG.OB. The high and low closing bid information for our Common Stock is based on information received from Pink Sheets, LLC based on trading information as reported by the NASD Composite Feed or other qualified interdealer quotation medium.

          QUARTER ENDED                          HIGH             LOW
          March 31, 2005                     $      0.40     $      0.17
          June 30, 2005                      $      0.38     $      0.16
          September 30, 2005                 $      0.37     $     0.285
          December 31, 2005                  $     0.095     $     0.027
          March 31, 2006                     $     0.082     $     0.023
          June 30, 2006                      $     0.056     $     0.025
          September 30, 2006                 $     0.034     $     0.020
          December 31, 2006                  $     0.075     $     0.011
          March 31, 2007                     $     0.016     $     0.006

The quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions. As of May 23, 2007, there were approximately 43 shareholders of record of our common stock.

We have never paid cash dividends on our common stock and do not presently anticipate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for use in our business for an indefinite period. Payments of dividends in the future, if any, will depend on, among other things, our ability to generate earnings, our need for capital, and our financial condition. Our ability to pay dividends is limited by applicable state law. Declaration of dividends in the future will remain within the discretion of our Board of Directors, which will review the dividend policy from time to time.

                             DESCRIPTION OF BUSINESS

                                    OVERVIEW

We plan to undertake oil and gas exploration projects in the continental United States. Our goal is to achieve profitable results as quickly as possible. Therefore, we expect that the majority of our initial projects will have a comparatively lower risk profile in order to increase our chances of obtaining positive cash flow in the near term. However, we may also seek to acquire interests in riskier projects that have the potential of developing into major oil or gas fields, and will consider acquiring an interest (working and/or royalty) in proven (based upon offset production and geology reports) but undeveloped drilling locations.

Until the first quarter of 2007, we had not produced revenues and had been dependent on debt and equity financings to finance our operations. During the first three and one half months of 2007, we received a total of approximately $110,000 in proceeds relating to our working interests in three producing wells located in Corpus Christi, Texas (the "Corpus Christi Project").

                              OIL AND GAS PROJECTS

SARATOGA PROSPECT

On June 8, 2005, we paid $100,000 to Bourgeois Energy, Inc. to acquire a 75% working interest in the exploration and development of land referred to as the Saratoga Prospect located in the Saratoga Chalk Formation on the outskirts of the Town of Many, in Sabine Parish, Louisiana. The Saratoga prospect is located within the Upper Cretaceous, a historically productive trend whose success is attributable to the presence of cretaceous age fractured chalk. Under the terms of the Agreement with Bourgeois Energy, we had one year from the date of acquisition of leasehold interests to advance to Bourgeois Energy the remaining costs of the project (which may be advanced in stages for drilling and completion activities, respectively), which we estimate at $380,000. In August of 2006, the Company paid $30,000 to renew the lease in Louisiana for two additional years.

At present, the Company is awaiting the results of drilling by certain other companies on wells located in the vicinity of the Company's leaseholds before it attempts drilling and completion of the Saratoga Prospect.

CORPUS CHRISTI PROJECT

On May 9, 2006, the Company paid a deposit of $262,500 towards an interest in oil and gas property (the Weil 8-C Well) in Corpus Christi, Texas. Pursuant to the agreements entered into with the operator, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 8-C Well in exchange for a 46.66% billing interest.

On August 1, 2006, the Company paid $108,251.20 to hookup the Weil 8-C Well and bring it production ready.

On August 15, 2006, the Company paid a deposit of $104,533.18 towards an interest in an additional well known as the Weil 3-C Well in Corpus Christi, Texas. Pursuant to the agreements entered into with the operator, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 3-C Well for a 46.66% billing interest.

On August 31, 2006, the Company paid a deposit of $134,520.78 towards an interest in an additional well known as the Weil 7-C Well in Corpus Christi, Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 7-C Well for a 46.66% billing interest.

On September 19, 2006, the Company paid $135,948.57 to bring the Weil 3-C and Weil 7-C Wells into production and convert both the Weil 2-C and Weil 6-C wells on the property to salt water disposal wells. It is the intent of the Company to offer salt water disposal services to neighboring companies as a side revenue generating service.

As of the date hereof, each of the three wells (Weil 8-C, Weil 3-C and Weil 7-C) is in production.


                                  BUSINESS PLAN

We believe that there exists in the United States potentially profitable oil and gas projects that, because of their relatively small barrel potential, have been neglected by major oil companies, and seek to identify and invest in such opportunities. The Company intends to continue to operate the business with low overhead to maintain a strong cash position, while seeking out additional opportunities similar to the Corpus Christi Project, i.e., relatively lower risk drilling and exploration projects that do not require significant upfront capital investment. The Company anticipates that revenues from the three producing wells in which it has a working interest will be sufficient to fund its overhead costs for the next twelve to eighteen months. The Company may seek additional financing for projects in order to conserve its cash position at a comfortable level, although it has not secured any such financing as of the date hereof.

                                    EMPLOYEES

We currently have one (1) employee, Rahim Rayani, our Chief Executive Officer. We have entered into a consulting agreement with C. Craig Bourgeois, a geologist. Mr. Bourgeois has assisted us in identifying potential oil and gas prospects. Mr. Bourgeois is the sole shareholder of Bourgeois Energy, Inc. We contemplate using other independent contractors from time to time as the need arises.

We are in the process of recruiting a management team and plan to hire during the coming year to roll out our business plan.

                                   COMPETITION

We plan to operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

     o seeking to acquire desirable producing properties or new leases for future exploration;

     o    marketing our oil and natural gas production; and

     o seeking to acquire the equipment and expertise necessary to operate and develop those properties.

Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

GOVERNMENT REGULATION AND ENVIRONMENTAL COMPLIANCE

Our oil and natural gas exploration and production activities will be subject to extensive laws, rules and regulations promulgated by federal and state legislatures and agencies, including the Federal Energy Regulatory Commission
(FERC) and the Environmental Protection Agency.

Although we do not intend to own or operate any pipelines or facilities that are directly regulated by FERC, its regulation of third party pipelines and facilities could indirectly affect our ability to transport or market our production. Moreover, FERC has in the past, and could in the future impose price controls on the sale of natural gas. In addition, we believe we are in substantial compliance with all applicable laws and regulations, however, we are unable to predict the future cost or impact of complying with such laws and regulations because they are frequently amended, interpreted and reinterpreted.

The Company currently leases on a month to month basis 250 sq. ft. of office space located at 5847 San Felipe, Suite 1700, Houston, Texas 77057. The current rental is $600.00 per month. This facility has sufficient space to meet our near term needs.


                                LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

                                CORPORATE MATTERS

We were originally incorporated in Nevada under the name First Cypress Technologies, Inc. on September 14, 1999. In July 2003, the Company changed its name to First Cypress, Inc. We changed our name to Otish Mountain Diamond Company in October 2003. We changed the corporate name to our current name, Gulf Coast Oil & Gas, Inc., on January 13, 2005.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GULF COAST OIL & GAS, INC. SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. GULF COAST'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO COMPETITION AND OVERALL MARKET CONDITIONS.

The following discussion and analysis should be read together with the Consolidated Financial Statements and the accompanying notes to the Consolidated Financial Statements included elsewhere in this Prospectus.


                                     GENERAL

We plan to undertake oil and gas exploration projects in the continental United States. Our goal is to achieve profitable results as quickly as possible. Therefore, we expect that the majority of our initial projects will have a comparatively lower risk profile in order to increase our chances of obtaining positive cash flow in the near term. However, we may also seek to acquire interests in riskier projects that have the potential of developing into major oil or gas fields, and will consider acquiring an interest (working and/or royalty) in proven (based upon offset production and geology reports) but undeveloped drilling locations.


                        LIQUIDITY AND FINANCIAL CONDITION

At March 31, 2007, cash and cash equivalents were $599,117, an increase of $25,679 over December 31, 2006. Total liabilities at March 31, 2007 were $1,469,541 of which $380,415 were current liabilities. The remainder of the liabilities relate to the February and April, 2006 issuance of $2,000,000 of convertible debentures (the "Convertible Debentures") to three investors and recognition of a derivative liability arising from the warrants issued in that transaction.

As of March 31, 2007 we had a working capital surplus of $395,162 as compared to a working capital surplus of $423,424 at December 31, 2006. The decrease in working capital is attributable to an increase in accrued interest on the Convertible Debentures.

In the second and third quarters of 2006, the Company acquired interests in three exploratory oil and gas wells located within one mile of each other in Corpus Christi, Texas. Each of the three wells has recently been placed into production. As of March 31, 2007, the Company had recognized revenues of $94,197 relating to this production.

The Company achieved positive cash flow of $25,679 in the first quarter of 2007. The Company believes that revenues from oil and gas production will be sufficient to meet its overhead expenses for at least the next twelve to eighteen months.

                              RESULTS OF OPERATIONS

                        THREE MONTHS ENDED MARCH 31, 2007
                  COMPARED TO THREE MONTHS ENDED MARCH 31, 2006

REVENUES

The Company did not generate any revenues in the quarter ended March 31, 2006 (other than interest income). The revenues for the three months ending March 31, 2007 were $98,396, consisting of $94,197 from distributions from the Company's interest in three producing oil and gas wells in Corpus Christi, Texas and interest income of $4,199.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses during the quarter ended March 31, 2007 increased to $174,446 from $120,632 in the same period in 2006. This increase was primarily due an increase in salaries and consulting fees as the Company prepares to implement its business plan and an increase in interest costs from the convertible debenture financing.

NET GAIN/LOSS TO COMMON SHAREHOLDERS

Net operating loss to common shareholders was ($96,155) or ($0.00) per share for the quarter ended March 31, 2007 as compared to a net operating loss of ($116,645) or $0.00 for the quarter ended March 31, 2006. The decrease in net loss primarily results from the Company's receipt of production related revenues in the quarter ended March 31, 2007 which, after deducting exploration costs attributable to the production, more than offset the increase in general and administrative costs set forth above.

ACCUMULATED DEFICIT

Since inception, we have incurred substantial operating losses and may incur substantial additional operating losses over the next several years. As of March 31, 2007, our accumulated deficit was $7,146,580.

YEAR ENDED DECEMBER 31, 2006 COMPARED TO YEAR ENDED DECEMBER 31, 2005

REVENUES

The Company did not generate any revenues in the year ended December 31, 2006 (except for interest income) or the year ended December 31, 2005.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses during the year ended December 31, 2006 increased to $783,780 from $291,395 in the same period in 2005. This increase was primarily due to an increase in professional fees as a result of the convertible debenture financing and subsequent filing of an SB-2 Registration Statement, an increase in salaries and consulting fees as the Company prepares to implement its business plan, and an increase in interest costs from the convertible debenture financing.

NET LOSS TO COMMON SHAREHOLDERS

Net loss to common shareholders was $754,715 or $(0.01) per share for the year ended December 31, 2006 as compared to a net loss of $186,943 or $(0.00) per share for the year ended December 31, 2005. The increase in net loss for the year was principally due to the increase in general and administrative expenses as set forth above.

ACCUMULATED DEFICIT

Since inception, we have incurred substantial operating losses and may incur substantial additional operating losses over the next several years. As of December 31, 2006, our accumulated deficit was $7,050,425.


                                PLAN OF OPERATION

We anticipate that royalty payments from the Corpus Christi Project wells will be sufficient to permit us to fund ongoing overhead expenses over the next twelve to eighteen months. The Company plans to keep its overhead costs to a bare minimum in order to maintain sufficient capital to participate in a particularly appealing oil and gas project if the opportunity arises. If the royalty payments from the existing wells are lower than anticipated or the Company decides to participate in more than one or two additional (or larger) drilling projects, the Company may need additional capital in order to participate in those projects. The timing of any additional financing will depend in part on the existing cash flow and the success of the Corpus Christi Project and Saratoga Prospect. We have no commitments for any financing and such financing may not be available when needed.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning our directors and executive officers as of May 31, 2007:



NAME                              AGE                 POSITION
--------------------------------------------------------------------------
Rahim Rayani                       32           Chairman of the Board and
                                                Chief Executive Officer


RAHIM RAYANI, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
Mr. Rayani has been the Chairman of the Board and Chief Executive Officer of the Company since June of 2005. Since 2003, Mr. Rayani has worked independently, providing management consulting and investment banking services to companies, focusing on the oil and gas and resource mining sectors. From 2001 to 2003, Mr. Rayani was an Investor Relations Executive with Mindshare Communications, Inc., where he managed investor relations services for companies in the mining, oil & gas, and technology sectors.

Our directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified.

                                 AUDIT COMMITTEE

Since we have only one director, we do not have an audit committee. At such time as we can attract other directors to serve on the Board, we plan to establish an audit committee. Mr. Rayani is not a "financial expert".

                                 CODE OF ETHICS

The Company adopted a Code of Ethics in April of 2004 that applies to its Chief Executive Officer and Principal Accounting and Financial Officers.

                             EXECUTIVE COMPENSATION

Compensation paid to Officers and Directors is set forth in the Summary Compensation Table below. The Company may reimburse its Officers and Directors for any and all out-of-pocket expenses incurred relating to the business of the Company.

                           SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by us during the three years ended on December 31, 2006 to our Chief Executive Officer and our other executive officers and executive officers of our subsidiaries, who were serving as executive officers on December 31, 2006 and received total salary and bonus in excess of $100,000 during fiscal year 2006 (the "Named Executive Officers").

                                                                                                CHANGE IN
                                                                                                 PENSION
                                                                                                VALUE AND
                                                                                               NONQUALIFIED
                                                                                NON-EQUITY       DEFERRED
                                                             STOCK    OPTION  INCENTIVE PLAN   COMPENSATION   ALL OTHER
                                                             AWARDS   AWARDS  COMPENSATION      EARNINGS     COMPENSATION   TOTAL
NAME AND PRINCIPAL POSITION   YEAR   SALARY ($)   BONUS ($)   ($)       ($)        ($)             ($)            ($)        ($)
-----------------------------------------------------------------------------------------------------------------------------------
Rahim Rayani                  2006   $120,000(1)   $55,000(3)  --        --         --              --           --        $175,000
Chairman, Chief               2005   $ 56,000(2)      --       --        --         --              --           --        $ 56,000
Executive Officer and
President


(1) A portion of Mr. Rayani's salary was deferred based on the financial condition of the Company. As of December 31, 2006 Mr. Rayani was owed $47,119 for compensation and expense reinbursement.

(2) Represents $8,000 per month for the last seven months of 2005. A portion of this salary was deferred based on the financial condition of the Company.

(3) $25,000 of this amount was a one time bonus based on Mr. Rayani's successful capital raising efforts.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth as of May 23, 2007, the number and percentage of outstanding shares of our common stock beneficially owned by our Named Executive Officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group:


                                            SHARES
                                         BENEFICIALLY            PERCENTAGE OF
                                           OWNED(1)                 CLASS
NAME OF OWNER
Rahim Rayani, Chairman of the
Board and CEO                            16,500,000                 8.59%

All Named Executive Officers and
  Directors as a Group (1 person)        16,500,000                 8.59%

---------------------------
(1) All of the shares are owned directly by Mr. Rayani.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

                            DESCRIPTION OF SECURITIES

We have summarized below the material provisions of our Articles of Incorporation, Amended By Laws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See "Available Information" for information about how to obtain a copy of the documents described in this section.

GENERAL

Our Articles of Incorporation authorize 1,000,000,000 shares of our common stock, $0.01 par value per share and 100,000,000 shares of our preferred stock, $0.01 par value per share. As of May 23, 2007 we have 192,046,888 outstanding shares of common stock and no outstanding shares of preferred stock.

COMMON STOCK

Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

PREFERRED STOCK

GENERAL

Preferred stock may be issued in one or more series as may be designated by our Board of Directors. The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

CONVERTIBLE SECURITIES

At May 23, 2007, the only outstanding convertible securities are the convertible debentures and warrants issued to the selling stockholders.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Our By laws provide for indemnification of our "Indemnitees" against judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually and reasonably incurred by such person, by reason of the fact that such person was or is our authorized representative, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, unless such individual acted or failed to act in a manner that (i) constituted a breach of his fiduciary duties and (ii) such breach involved intentional misconduct, fraud or knowing violation of the law and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful.

Our By laws also provide for mandatory indemnification of Indemnitees who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

Our "Indemnitees" include our directors, employees or agents or persons serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company's Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby and other legal matters in connection with the offering contained herein will be passed upon for our company by Gallagher, Briody & Butler, Princeton, New Jersey.



                                     EXPERTS

The audited consolidated financial statements of Gulf Coast Oil & Gas Co., Inc. for the year ended December 31, 2006, the year ended December 31, 2005 and for the period August 4, 2003 (inception of explanation stage) to December 31, 2006, included in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as disclosed in Note 8 to the consolidated financial statements) of Pollard-Kelley Auditing Services, Inc., given on the authority of said firm as experts in auditing and accounting.



                           HOW TO GET MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2006 are contained in our Annual Report on Form 10-KSB. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

                          INDEX TO FINANCIAL STATEMENTS
                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                         PAGE(S)
                                                                         -------



Report of Independent Registered Public Accounting Firm                      F-2

Balance Sheets -- December 31, 2006 and December 31, 2005                    F-3

Statements of Operations -- Years Ending December 31, 2006 and
December 31, 2005, and period from August 4, 2003 (inception)
to December 31, 2006                                                         F-4

Statement of Stockholders Equity -- August 4, 2003 (inception) through
December 31, 2006                                                            F-5

Statement of Cash Flows -- Years Ending December 31, 2006 and December 31, 2005
and period from August 4, 2003 (inception) December 31, 2006                 F-6

Notes to Consolidated Financial Statements -- December 31, 2006              F-7

Balance Sheets -- March 31, 2007 and December 31, 2006                      F-15

Statements of Operations -- Quarters Ending March 31, 2007 and March 31, 2006,
and period from August 4, 2003 (inception) to March 31, 2007                F-16

Statement of Cash Flows -- Quarters Ending March 31, 2007 and March 31, 2006
and period from August 4, 2003 (inception) to March 31, 2007                F-17

Notes to Consolidated Financial Statements -- March 31, 2007                F-18

Pollard-Kelley Auditing Services, Inc...........................................

Auditing Services 3250 West Market St, Suite 307, Fairlawn, OH 44333
                                                                    330-836-2558


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Gulf Coast Oil and Gas, Inc. and Subsidiary

We have audited the accompanying balance sheets of Gulf Coast Oil and Gas, Inc. and Subsidiary as of December 31, 2006 and 2005, and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2006 and the period from August 4, 2003 through December 31, 2006 (since inception). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has not generated significant revenues or profits to date as discussed in Note 8 to the financial statements. This factor among others may indicate the Company will be unable to continue as a going concern. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. Management's plans in relation to these items are also discussed in Note 8 to the financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006 and the period from August 4, 2003 through December 31, 2006 (since inception), in conformity with U.S. generally accepted accounting standards.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.
------------------------------------------
Fairlawn, Ohio
April 12, 2007



                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                                 BALANCE SHEETS
                     December 31, 2006 and December 31, 2005

                                                              December 31,    December 31,
                              ASSETS                             2006           2005
                                                              -----------    -----------
Current Assets
         Cash in banks                                        $   573,438    $    34,424
         Accounts receivable -other                                  --            5,248
         Deferred financing                                       176,460           --
                                                              -----------    -----------
              Total Current Assets                                749,898         39,672
Fixed Assets
         Office equipment                                           7,537          3,550
         Less accumulated depreciation                             (4,254)        (2,560)
                                                              -----------    -----------
                                                                    3,283            990
Other Assets
         Website costs less accumulated
              amortization of $500 and $0                             450          1,000
         Deferred financing - Non-current                         199,281           --
         Deposit on interest in unproved oil and gas leases       912,822        100,000
                                                              -----------    -----------
                                                                1,112,553        101,000
                                                              -----------    -----------
              Total Assets                                    $ 1,865,734    $   141,662
                                                              ===========    ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
         Accounts payable                                     $    76,812    $    70,672
         Due to shareholder                                        47,119         23,136
         Accrued interest                                         166,912           --
         Accrued expenses                                          35,631         35,631
                                                              -----------    -----------
              Total Current Liabilities                           326,474        129,439
Long-Term Debt
         Notes payable                                          1,965,551           --

Derivative Liability Arising From Warrants                          8,333           --
Stockholders' Equity
         Series A Preferred stock, 1,000,000 shares
              authorized, 0 shares outstanding,
              par value $.001 per share                              --             --
         Common stock, 600,000,000 shares authorized,
              134,878,634 and 119,536,793 shares
              outstanding at respective period ends,
              par value $.001 per share                           134,879        119,537
         Additional contributed capital                         6,157,601      6,138,494
         Deficit accumulated during exploration stage          (7,050,425)    (6,295,710)
         Accumulated other comprehensive income                   273,419           --
         Stock subscription advances                               49,902         49,902
                                                              -----------    -----------
                                                                 (434,624)        12,223
                                                              -----------    -----------
              Total Liabilities and Stockholders' Equity      $ 1,865,734    $   141,662
                                                              ===========    ===========
See accompanying notes to financial statements.


                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                             STATEMENT OF OPERATIONS
              For the Years Ending December 31, 2006 and 2005, and
                     for the period beginning August 4, 2003
                      (Inception) through December 31, 2006


                                               December 31,       December 31,        Since
                                                   2006               2005          Inception
                                              -------------    -------------    -------------
Revenues
      Sales                                   $        --      $        --      $       --

      Interest income                                29,065             --             29,065
                                              -------------    -------------    -------------
                                                     29,065             --             29,065

Cost of sales
      Exploration costs                                --            (46,789)         159,625
                                              -------------    -------------    -------------
           Gross Profit                              29,065           46,789         (130,560)

Expenses
      Administrative                                783,780          291,395        6,776,959
                                              -------------    -------------    -------------
                                                   (754,715)        (244,606)      (6,907,519)

Other income and expenses
      Loss on sale of fixed assets                     --               --               (684)
      Gain on settlement of debt                       --             67,693           67,693
      Foreign exchange (loss) gain                     --            (10,030)         (16,689)
                                              -------------    -------------    -------------
                                                       --             57,663           50,320
                                              -------------    -------------    -------------
Loss from continuing operations                    (754,715)        (186,943)      (6,857,199)
                                              -------------    -------------    -------------

Discontinued operations
      Mineral rights abandoned                         --               --           (193,226)
                                              -------------    -------------    -------------
Net Loss                                           (754,715)        (186,943)      (7,050,425)
Other Comprehensive Income
      Decrease in fair value of derivatives         273,419             --            273,419
                                              -------------    -------------    -------------
Net Comprehensive Income  / (Loss)            $    (481,296)   $    (186,943)   $  (6,777,006)
                                              =============    =============    =============

Net loss per share                                    (0.01)           (0.00)
Other comprehensive income per share                   --               --
Average shares outstanding                      121,728,453      117,302,001


See accompanying notes to financial statements.


                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS EQUITY
  For the period beginning August 4, 2003 (Inception) through December 31, 2006


                                                        SERIES A                                           ADDITIONAL
                                                    PREFERRED STOCK                COMMON STOCK           CONTRIBUTED
                                                  SHARES       AMOUNT          SHARES         AMOUNT        CAPITAL
                                              ------------------------------------------------------------------------
Balance August 4, 2003                               --      $      --             --       $      --     $      --
      Shares issued for services                     --             --       24,300,000          24,300       (16,200)
      Shares issued for cash                         --             --       11,700,000          11,700       162,300
      Shares issued for mineral rights               --             --        9,000,000           9,000        62,250
      Merger with Otish Mountain Company        1,000,000          1,000        323,283             324          (216)
      Net loss for the period                        --             --             --              --            --
                                              -----------    -----------    -----------     -----------   -----------
Balance December 31, 2003                       1,000,000          1,000     45,323,283          45,324       208,134
      Shares issued for services                     --             --       60,900,000          60,900     5,119,100
      Shares issued for mineral rights               --             --              150            --              53
      Shares issued for cash                         --             --        7,902,000           7,902       255,498
      Redemption of Preferred Shares           (1,000,000)        (1,000)          --              --            --
      Net loss for the period                        --             --             --              --            --
                                              -----------    -----------    -----------     -----------   -----------
Balance at December 31, 2004                         --             --      114,125,433         114,126     5,582,785
      Shares issued for Debt                         --             --          996,360             996       236,124
      Shares sold                                    --             --        4,115,000           4,115       295,885

      Shares issued for services                     --             --          300,000             300        23,700
      Stock subscription advance                     --             --             --              --            --
      Net loss for the period                        --             --             --              --            --
                                              -----------    -----------    -----------     -----------   -----------
Balance at December 31, 2005                         --             --      119,536,793         119,537     6,138,494
      Shares issued for debt                         --             --       13,341,841          13,342        19,107
      Shares issued for services                     --             --        2,000,000           2,000          --
      Net (loss) income for the period               --             --             --              --            --
                                              -----------    -----------    -----------     -----------   -----------
Balance December 31, 2006                            --      $      --      134,878,634     $   134,879   $ 6,157,601
                                              ===========    ===========    ===========     ===========   ===========




                                                             ACCUMULATED
                                                                OTHER        STOCK
                                                RETAINED     COMPREHENSIVE SUBSCRIPTION
                                                 DEFICIT         INCOME      ADVANCES       TOTAL
                                               ------------------------------------------------------

Balance August 4, 2003                         $      --      $      --     $      --     $      --
      Shares issued for services                      --             --            --           8,100
      Shares issued for cash                          --             --            --         174,000
      Shares issued for mineral rights                --             --            --          71,250
      Merger with Otish Mountain Company            (1,167)          --            --             (59)
      Net loss for the period                      (94,138)          --            --         (94,138)
                                               -----------    -----------   -----------   -----------
Balance December 31, 2003                          (95,305)          --            --         159,153
      Shares issued for services                      --             --            --       5,180,000
      Shares issued for mineral rights                --             --            --              53
      Shares issued for cash                          --             --            --         263,400
      Redemption of Preferred Shares                  --             --            --          (1,000)
      Net loss for the period                   (6,013,462)          --            --      (6,013,462)
                                               -----------    -----------   -----------   -----------
Balance at December 31, 2004                    (6,108,767)          --            --        (411,856)
      Shares issued for Debt                          --             --            --         237,120
      Shares sold                                     --             --            --         300,000

      Shares issued for services                      --             --            --          24,000
      Stock subscription advance                      --             --          49,902        49,902
      Net loss for the period                     (186,943)          --            --        (186,943)
                                               -----------    -----------   -----------   -----------
Balance at December 31, 2005                    (6,295,710)          --          49,902        12,223
      Shares issued for debt                          --             --            --          32,449
      Shares issued for services                      --             --            --           2,000
      Net (loss) income for the period            (754,715)       273,419          --        (481,296)
                                               -----------    -----------   -----------   -----------
Balance December 31, 2006                      $(7,050,425)   $   273,419   $    49,902   $  (434,624)
                                               ===========    ===========   ===========   ===========
See accompanying notes to financial statements.



                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
          For the Years Ending December 31, 2006 and 2005, and for the
      period beginning August 4, 2003 (Inception) through December 31, 2006

                                                               December 31,   December 31,      SINCE
                                                                   2006          2005         INCEPTION
                                                                   -----        -----         ---------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss for the period                                  $  (754,715)   $  (186,943)   $(7,050,425)
      Adjustments to reconcile net earnings to net
        cash provided (used) by operating activities:
          Depreciation                                               1,694          1,016         15,311
          Amortization                                              39,561            500         44,405
          Services paid by stock                                     2,000         24,000      5,446,095
         Mineral rights abandoned                                     --             --          195,226
        Changes in Current assets and liabilities:
          (Increase) decrease in Accounts receivable - other         5,248         (5,248)          --
          (Increase) in Deferred financing                        (135,000)          --         (135,000)
          (Decrease) Increase in Accounts payable                    6,140         (6,325)        76,812
          Increase in Due to shareholder                            23,983           --           23,983
          Increase in Accrued interest                             166,912           --          166,912
          (Decrease) Increase in Accrued expenses                     --          (41,815)        58,767
                                                               -----------    -----------    -----------
          NET CASH (USED) BY
                OPERATING ACTIVITIES                              (644,177)      (214,815)    (1,157,914)
CASH FLOWS FROM INVESTING ACTIVITIES

      Purchase of Mineral rights                                      --             --          (91,534)
      Purchase of Interest in unproved
         oil and gas leases                                       (812,822)      (100,000)      (912,822)
      Purchase of Website costs                                       --           (1,500)       (27,519)
      Purchase of Fixed assets                                      (3,987)        (1,075)       (24,267)
                                                               -----------    -----------    -----------
          NET CASH (USED) BY
                INVESTING ACTIVITIES                              (816,809)      (102,575)    (1,056,142)
CASH FLOWS FROM FINANCING ACTIVITIES

      Redemption of Preferred stock                                   --             --             --

      Proceeds from Notes payable                                2,000,000           --        2,000,000
      Sale of Common stock                                            --          300,000        737,400
      Stock subscription advances                                     --           49,902         49,902
                                                               -----------    -----------    -----------
          NET CASH PROVIDED BY
                FINANCING ACTIVITIES                             2,000,000        349,902      2,787,302
                                                               -----------    -----------    -----------
NET INCREASE IN CASH                                               539,014         32,512        573,246

CASH FROM OTISH DIAMOND MERGER                                        --             --              192

CASH AT BEGINNING OF PERIOD                                         34,424          1,912           --
                                                               -----------    -----------    -----------
CASH AT END OF PERIOD                                          $   573,438    $    34,424    $   573,438
                                                               ===========    ===========    ===========
See accompanying notes to financial statements.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

Otish Mountain Diamond Company (formerly First Cypress, Inc.), a Nevada corporation, was organized on September 14, 1999. From inception to September 30, 2003, the Company had not generated any revenues and was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company was in the process of developing an internet computer software program known as EngineMax. Essentially, software development was suspended in November 2002 due to cash flow constraints. In October 2002, the Company acquired certain items constituting the "Money Club Financial" business concept and business plan. Due to the Company's inability to raise the necessary equity capital to further the Money Club Financial business concept, no monies were spent furthering the business concept from the date of acquisition to September 30, 2003. The Company discontinued its involvement in these operations in the third quarter of 2003.

On November 30, 2003, the Company successfully acquired 100% of Otish Mountain Diamond Corp. ("Otish Corp."). The business activities of Otish Corp. became the business activities of the Company. In connection with the merger the capitalization of the Company was amended to reflect a 220:1 reverse stock split and to increase the authorized capital to 600,000,000 shares, consisting of 500,000,000 common shares with a par value of $0.001, and 100,000,000 preferred shares with a par value of $0.001. Also, 1,000,000 shares of a Serial A Preferred were issued for services rendered. Finally, the then president of the Company entered into two agreements with the Company; one, assumed all the known liabilities of the company, and the second, agreed to convert debt owed the president of $236,000 into 236,000 shares of Company common stock.

The Company's income statement at the date of merger was as follows:

                  Revenues                  $   -0-
                  Expenses:
                  Exploration costs         $  36,293
                  Administrative             $136,284
                  Net Loss                   $172,577

Otish Mountain Diamond Corp. was incorporated in the state of Nevada on August 4, 2003. The Company was formerly engaged in the mining and exploration business and had mineral rights in the Otish Mountain and Superior Craton regions of Canada.

On November 30, 2003, the Company declared a 1 for 220 reverse stock split. On July 13, 2005, the Company declared a 3 for 1 forward stock split. All shares amount referenced in these footnotes represent the share equivalents after taking into account, to the extent applicable, the effect of the reverse stock split and the forward stock split. All share amounts in the financial statements have also been adjusted retroactively for the reverse and forward stock split.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


In August and November 2003, the Company issued 40,909 shares of its common stock and paid $77,745 for mineral rights in the Otish Mountain and Superior Craton regions of Quebec, Canada.

In the first quarter of 2004 the Company issued 60,900,150 shares of common stock for services valued at $5,180,053. Valuation was based on the approximate trading value of the Company's shares on the date issued.

During the third quarter of 2004 the Company issued 7,902,000 shares of common stock to liquidate $263,400 of advances.

On January 13, 2005, the Company changed its name to Gulf Coast Oil & Gas, Inc.

On April 15, 2005, the Company settled an accounts payable debt of $232,120 for 696,360 shares of common stock.

On May 2, 2005, the Company received $100,000 for 1,665,000 shares of common stock.

On May 26, 2005, the Company settled a current period debt of $5,000 for 300,000 of common stock.

On June 17, 2005, the Company received $100,000 for 1,200,000 shares of common stock.

On July 17, 2005, the Company received $50,000 for 625,000 shares of common stock.

On August 15, 2005, the Company issued 300,000 shares of common stock for consulting services valued at $24,000.

On September 26, 2005, the Company received $50,000 for 625,000 shares of common stock.

On November 14, 2006, the Company issued 1,500,000 shares of common stock for consulting services valued at $24,000.



On December 31, 2006, the Company issued 500,000 shares of common stock for consulting services valued at $11,000.



FINANCIAL STATEMENT PRESENTATION

The Company was a shell at the time of the acquisition having only $192 in assets; the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


AN EXPLORATION STAGE COMPANY
The Company is an Exploration Stage Company since it is engaged in the search for mineral deposits, which are not in the development or productions stage. As an exploration stage company the Company will present, Since Inception, results on its statements of operations, stockholders' equity and cash flows.


CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There was no cash paid during the periods for interest or taxes.


PROPERTY AND EQUIPMENT
Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful lives, which range from three to five years, using the straight-lined method.


WEBSITE DEVELOPMENT COSTS
The Company has expended $1,500 in Website Development Costs, for internal use software. These costs are being amortized over a three year estimated life.


MINERAL RIGHTS
The Company uses the "full costs method" of accounting for its mineral reserves. Under this method of accounting, properties are divided into cost centers. The Company presently has two cost centers. All acquisition, exploration, and development costs for properties within each cost center are capitalized when incurred. The Company intends to deplete these costs equally over the estimated units to be recovered from the properties. These costs were written off at December 31, 2004 as part of the cost of mineral rights abandoned.

DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES

On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the lease are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expense incurred will be returned to the Company.

On August, 2006, the Company paid $30,000 to renew the lease in Louisiana for two additional years.

On May 9, 2006, the Company paid a deposit of $262,500 on oil and gas property (the Weil 8-C) in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 8-C well for a 46.66% billing interest.

On August 1, 2006, the Company paid $104,533 to hookup the 8-C to bring the well production ready. The facility had not been placed into service at December 31, 2006. When placed into service the asset

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

will be moved from investments to fixed assets and depreciated on a straight-line basis over a seven year life.

On August 15, 2006, the Company paid a deposit of $108,251 on oil & gas property, namely, the Weil 3-C, in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 3-C well for a 46.66% billing interest.

On August 31, 2006, The Company paid a deposit of $134,520.78 on oil & gas property, namely, the Weil 7-C, in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Well 7-C well for a 46.66% billing interest.

On September 19, 2006, the Company paid $135,948.57 to bring the 3-C and 7-C wells into production as well as convert both the 2-C and 6-C wells on property to Salt Water disposal wells. It is the intent of the Company to offer Salt Water disposal services to neighboring companies as a side revenue generating service. The facility had not been placed into service at December 31, 2006. When placed into service the assets will be moved from investments to fixed assets and depreciated on a straight-line basis over a seven year life.


USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - MINERAL RIGHTS

Otish Mountain Diamond Corporation

On August 19, 2003 the Company purchased the mineral rights for 60,933 acres in the Otish Mountain and Superior Craton regions of Quebec, Canada. The claims were purchased for $42,506 and 17,045 shares of common stock. The Company is required to spend a minimum of $135 CDN per mining claim on exploration before the expiration date of each claim. The Company is required to spend $105 CDN per claim maintenance/renewal fee to the appropriate governmental authority before the expiration date of the mining claim. If the Company fails to meet its obligations under this agreement the seller has the option to make the expenditures and to reassume title to the mining claims.

On November 4, 2003 the Company purchased the mineral rights for 775 acres in the Otish Mountain region of Quebec, Canada. The Claims were purchased for $1,855 and 3409 shares of common stock. The Company is required to pay a 2% royalty of the net smelter returns and a 2% royalty on the gross

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006



NOTE 2 - MINERAL RIGHTS - CONTINUED


overriding royalty as defined in the agreement. The Company shall also pay to the seller $5,000 CDN minimum annual advance royalty beginning on November 1, 2004 and each year thereafter. The Company is also required to keep the property in good standing for 1 year or the seller shall be entitled to reacquire the claims.

On November 4, 2003 the Company entered into a joint venture agreement for the mineral rights for 15,361 acres in the Otish Mountain region of Quebec, Canada. The investment was $33,383 and 20454 shares of common stock. The Company paid the required claim tax/renewal fees of $12,495 CDN by the due date of November 27, 2003. The Company was required to make a minimum advanced royalty payment of $15,000 CDN once mining stage began. Royalties were subject to underlying royalties of 2% of the net smelter returns and 2% of the gross overriding royalty as defined in the agreement. The Company's total outlay for the joint venture was not to exceed $375,000 CDN. The Company owned 45% of the joint venture.

At December 31, 2004 the Company decided to abandon the above mineral rights. The balance of the rights and the net book value of the website development costs were expensed. The total amount written off was $195,226.


NOTE 3 - DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES

On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the leases are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expenses incurred will be returned to the Company.

On August, 2006, the Company paid $30,000 to renew the lease in Louisiana for two additional years.

On May 9, 2006, the Company paid a deposit of $262,500 on oil and gas property (the Weil 8-C) in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 8-C well for a 46.66% billing interest.

On August 1, 2006, The Company paid $104,533 to hookup the 3-C to bring the well production ready. The facility had not been placed into service at December 31, 2006. When placed into service the asset will be moved from investments to fixed assets and depreciated on a straight-line basis over a seven year life.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006


NOTE 3 - DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES - CONTINUED

On August 15, 2006, the Company paid a deposit of $108,251 on oil & gas property, namely, the Weil 3-C, in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 3-C well for a 46.66% billing interest.

On August 31, 2006, The Company paid a deposit of $134,520.78 on oil & gas property, namely, the 7-C in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Well 7-C well for a 46.66% billing interest.

On September 19, 2006, the Company paid $135,948.57 to bring the 3-C and 7-C wells into production as well as convert both the 2-C and 6-C wells on property to Salt Water disposal wells. It is the intent of the Company to offer Salt Water disposal services to neighboring companies as a side revenue generating service. The facility had not been placed into service at December 31, 2006. When placed into service the asset will be moved from investments to fixed assets and depreciated on a straight-line basis over a seven year life.

NOTE 4 - NOTES PAYABLE

On February 1, 2006, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P., Certain Wealth, Ltd., and TAIB Bank, B.S.C. pursuant to which the Buyers agreed to purchase secured convertible debentures in the principal amount of $2,000,000. On February 2, 2006 the Company sold and issued $1,000,000 in principal amount of Debentures to the Buyers. In connection with the Securities Purchase Agreement, the Company issued Cornell Capital five-year warrants to purchase 30,000,000 shares of our common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,000 at $0.05 per share, and 5,000,000 at $0.06 per share.

The debentures are convertible at the option of the Buyers any time up to maturity into shares of the Company's common stock. The debentures have a three-year term and accrue interest at 10% per year. All unpaid interest and principal are due on or before February 1, 2009.

On April 5, 2006, the Company sold the balance, $1,000,000, of the secured convertible debentures. The terms and conditions are the same. The debentures have a three-year term and accrue interest at 10% per year. All unpaid interest and principal are due on or before April 5, 2009.

On September 14, 2006, the Company exchanged 892,857 shares of common stock for the retirement of $20,000 of convertible notes payable.

In the fourth quarter of 2006, the Company exchanged 12,448,984 shares of common stock for the retirement of $12,449 of convertible notes payable.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006

NOTE 4 - NOTES PAYABLE - CONTINUED

Maturities of long term debt:

                  2006                               $    -0-
                  2007                               $    -0-
                  2008                               $    -0-
                  2009                               $  1,965,551


NOTE 5 - DERIVATIVE LIABILITY ARISING FROM WARRANTS

The Company accounts for debt with embedded conversion features and warrant issues in accordance with EITF 98-5: ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENCY ADJUSTABLE CONVERSION and EITF No. 00-27: APPLICATION OF ISSUE NO 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS. Conversion features determined to be beneficial to the holder are valued at fair value and recorded to additional paid in capital. The Company determines the fair value to be ascribed to the detachable warrants issued with the convertible debentures utilizing the BLACK-SCHOLES method. Any discount derived from determining the fair value to the debenture conversion features and warrants is amortized to financing cost over the life of the debenture. The unamortized discount, if any, upon the conversion of the debentures is expensed to financing cost on a pro rata basis.

Debt issue with the variable conversion features are considered to be embedded derivatives and are accountable in accordance with FASB 133; ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The fare value of the embedded derivative is recorded to derivative liability. This liability is required to be marked each reporting period. The resulting discount on the debt is amortized to interest expense over the life of the related debt.



NOTE 6 - SERIES A PREFERRED STOCK

Each share of preferred has 15 votes compared to each share of common, which has only one vote. In the second quarter 2004 all outstanding shares of Preferred Stock were redeemed for $1,000.

NOTE 7 - RELATED PARTIES

The Company owes it present President $47,119 for compensation and expense reimbursement at December 31, 2006.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006


NOTE 8 - GOING CONCERN

The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. Management believes the revenue flow from the three producing Corpus Christi wells will generate the necessary working capital needed in 2006.

Management also believes that the anticipated revenue and related income, if realized, may lead to an increase in the Company's stock price. This may provide an incentive for the exercise of outstanding warrants, generating additional capital for the Company. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


NOTE 9 - SUBSEQUENT EVENTS

In the first quarter of 2007, the Company received approximately $100,000 of royalties from its interests in the Corpus Christi wells.




                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                                 BALANCE SHEETS
                      MARCH 31, 2007 AND DECEMBER 31, 2006

                                                          MARCH 31, 2007   DECEMBER 31,
ASSETS                                                      (UNAUDITED)       2006
                                                            -----------       ----
Current Assets
      Cash in banks                                        $   599,117    $   573,438
      Accounts receivable -other                                  --             --
      Deferred financing                                       176,460        176,460
                                                           -----------    -----------
           Total Current Assets                                775,577        749,898
Fixed Assets
      Office equipment                                           7,537          7,537
      Oil equipment                                             49,897           --
                                                           -----------    -----------
                                                                57,434          7,537
      Less accumulated depreciation                             (6,276)        (4,254)
                                                           -----------    -----------
                                                                51,158          3,283
Other Assets
      Oil reserves less accumulated
           depletion of $18,323 and $0                         714,603           --
      Website costs less accumulated
           amortization of $1,184 and $1,150                       416            450
      Deferred financing - Non-current                         155,166        199,281
      Deposit on interest in unproved oil and gas leases       130,000        912,822
                                                           -----------    -----------
                                                             1,000,185      1,112,553
                                                           -----------    -----------
           Total Assets                                    $ 1,826,920    $ 1,865,734
                                                           ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
      Accounts payable                                     $    72,613    $    76,812
      Due to shareholder                                        56,119         47,119
      Accrued interest                                         216,052        166,912
      Accrued expenses                                          35,631         35,631
                                                           -----------    -----------
           Total Current Liabilities                           380,415        326,474
Long-Term Debt
      Notes payable                                          1,795,551      1,965,551
Derivative Liability Arising From Warrants                       8,333          8,333
Stockholders' Equity
      Series A Preferred stock, 1,000,000 shares
           authorized, 0 shares outstanding,
           par value $.001 per share                              --             --
      Common stock, 600,000,000 shares authorized,
           159,308,791 and 134,878,634 shares
           outstanding at respective period ends,
           par value $.001 per share                           159,309        134,879
      Additional contributed capital                         6,306,571      6,157,601
      Deficit accumulated during exploration stage          (7,146,580)    (7,050,425)
      Accumulated other comprehensive income                   273,419        273,419
      Stock subscription advances                               49,902         49,902
                                                           -----------    -----------
                                                              (357,379)      (434,624)
                                                           -----------    -----------
           Total Liabilities and Stockholders' Equity      $ 1,826,920    $ 1,865,734
                                                           ===========    ===========

                 See accompanying notes to financial statements.


                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                             STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDING MARCH 31, 2007
                     AND THE QUARTER ENDING MARCH 31, 2006,
            AND FOR THE PERIOD BEGINNING AUGUST 4, 2003 (INCEPTION)
                       THROUGH MARCH 31, 2007 (UNAUDITED)

                                                MARCH 31,         MARCH 31,          SINCE
                                                  2007              2006          INCEPTION
                                                  -----             -----         ---------

Revenues
      Sales                                   $      94,197    $        --      $      94,197
      Interest income                                 4,199            3,987           33,264
                                              -------------    -------------    -------------
                                                     98,396            3,987          127,461

Cost of sales
      Exploration costs                              20,105             --            179,730
                                              -------------    -------------    -------------
           Gross Profit                              78,291            3,987          (52,269)

Expenses
      Administrative                                174,446          120,632        6,951,405
                                              -------------    -------------    -------------
                                                    (96,155)        (116,645)      (7,003,674)

Other income and expenses
      Loss on sale of fixed assets                     --               --               (684)
      Gain on settlement of debt                       --               --             67,693
      Foreign exchange (loss) gain                     --               --            (16,689)
                                              -------------    -------------    -------------
                                                       --               --             50,320
                                              -------------    -------------    -------------
Loss from continuing operations                     (96,155)        (116,645)      (6,953,354)
                                              -------------    -------------    -------------

Discontinued operations
      Mineral rights abandoned                         --               --           (193,226)
                                              -------------    -------------    -------------

Net Loss                                            (96,155)        (116,645)      (7,146,580)
Other Comprehensive Income
      Decrease in fair value of derivatives            --           (732,609)         273,419
                                              -------------    -------------    -------------
Net Comprehensive Income  / (Loss)            $     (96,155)   $    (849,254)   $  (6,873,161)
                                              =============    =============    =============

Net loss per share                            $       (0.00)   $       (0.00)
Other comprehensive income per share          $        --               --
Average shares outstanding                      143,100,857      119,536,793


                 See accompanying notes to financial statements.


                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                             STATEMENT OF CASH FLOWS
                      FOR THE QUARTER ENDING MARCH 31, 2007
                     AND THE QUARTER ENDING MARCH 31, 2006,
            AND FOR THE PERIOD BEGINNING AUGUST 4, 2003 (INCEPTION)
                       THROUGH MARCH 31, 2007 (UNAUDITED)

                                                                 MARCH 31,      MARCH 31,       SINCE
                                                                   2007           2006        INCEPTION
                                                                   -----          -----       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss for the period                                  $   (96,155)   $  (116,645)   $(7,146,580)
      Adjustments to reconcile net earnings to net
        cash provided (used) by operating activities:
          Depreciation                                               2,022           --           17,333
          Amortization                                              62,472         39,561        106,877
          Services paid by stock                                     1,700         13,346      5,447,795
          Mineral rights abandoned                                    --             --          195,226
        Changes in Current assets and liabilities:
          (Increase) Decrease in Accounts receivable - other          --              731           --
          (Increase) in Deferred financing                            --         (135,000)      (135,000)
          (Decrease) Increase in Accounts payable                   (2,500)        (3,859)        74,312
          Increase in Due to shareholder                             9,000           --           32,983
          Increase in Accrued interest                              49,140        166,912        216,052
          (Decrease) Increase in Accrued expenses                     --             --           58,767
                                                               -----------    -----------    -----------
          NET CASH (USED) BY
                OPERATING ACTIVITIES                                25,679       (241,427)    (1,132,235)
CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of Mineral rights                                      --             --          (91,534)
      Purchase of Interest in unproved oil and gas
         leases                                                       --             --         (912,822)
      Purchase of Website costs                                       --             --          (27,519)
      Purchase of Fixed assets                                        --             --          (24,267)
                                                               -----------    -----------    -----------
          NET CASH (USED) BY
                INVESTING ACTIVITIES                                  --             --       (1,056,142)
CASH FLOWS FROM FINANCING ACTIVITIES
      Redemption of Preferred stock                                   --             --             --
      Proceeds from Notes payable                                     --             --        2,000,000
      Sale of Common stock                                            --        1,000,000        737,400
      Stock subscription advances                                     --             --           49,902
                                                               -----------    -----------    -----------
          NET CASH PROVIDED BY
                FINANCING ACTIVITIES                                  --        1,000,000      2,787,302
                                                               -----------    -----------    -----------

NET INCREASE IN CASH                                                25,679        758,573        598,925
CASH FROM OTISH DIAMOND MERGER                                        --             --              192
CASH AT BEGINNING OF PERIOD                                        573,438         34,424           --
                                                               -----------    -----------    -----------
CASH AT END OF PERIOD                                          $   599,117    $   792,997    $   599,117
                                                               ===========    ===========    ===========

                 See accompanying notes to financial statements.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 2007


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

Otish Mountain Diamond Company (formerly First Cypress, Inc.), a Nevada corporation, was organized on September 14, 1999. From inception to September 30, 2003, the Company had not generated any revenues and was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company was in the process of developing an internet computer software program known as EngineMax. Essentially, software development was suspended in November 2002 due to cash flow constraints. In October 2002, the Company acquired certain items constituting the "Money Club Financial" business concept and business plan. Due to the Company's inability to raise the necessary equity capital to further the Money Club Financial business concept, no monies were spent furthering the business concept from the date of acquisition to September 30, 2003. The Company discontinued its involvement in these operations in the third quarter of 2003.

On November 30, 2003, the Company successfully acquired 100% of Otish Mountain Diamond Corp. ("Otish Corp."). The business activities of Otish Corp. became the business activities of the Company. In connection with the merger the capitalization of the Company was amended to reflect a 220:1 reverse stock split and to increase the authorized capital to 600,000,000 shares, consisting of 500,000,000 common shares with a par value of $0.001, and 100,000,000 preferred shares with a par value of $0.001. Also, 1,000,000 shares of a Serial A Preferred were issued for services rendered. Finally, the then president of the Company entered into two agreements with the Company; one, assumed all the known liabilities of the company, and the second, agreed to convert debt owed the president of $236,000 into 236,000 shares of Company common stock.

The Company's income statement at the date of merger was as follows:

                  Revenues                  $    -0-
                  Expenses:
                  Exploration costs         $  36,293
                  Administrative            $ 136,284
                  Net Loss                  $ 172,577

Otish Mountain Diamond Corp. was incorporated in the state of Nevada on August 4, 2003. The Company was formerly engaged in the mining and exploration business and had mineral rights in the Otish Mountain and Superior Craton regions of Canada.

On November 30, 2003, the Company declared a 1 for 220 reverse stock split. On July 13, 2005, the Company declared a 3 for 1 forward stock split. All shares amount referenced in these footnotes represent the share equivalents after taking into account, to the extent applicable, the effect of the reverse stock split and the forward stock split. All share amounts in the financial statements have also been adjusted retroactively for the reverse and forward stock split.

In August and November 2003, the Company issued 40,909 shares of its common stock and paid $77,745 for mineral rights in the Otish Mountain and Superior Craton regions of Quebec, Canada.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


In the first quarter of 2004 the Company issued 60,900,150 shares of common stock for services valued at $5,180,053. Valuation was based on the approximate trading value of the Company's shares on the date issued.

During the third quarter of 2004 the Company issued 7,902,000 shares of common stock to liquidate $263,400 of advances.

On January 13, 2005, the Company changed its name to Gulf Coast Oil & Gas, Inc.

On April 15, 2005, the Company settled an accounts payable debt of $232,120 for 696,360 shares of common stock.

On May 2, 2005, the Company received $100,000 for 1,665,000 shares of common stock.

On May 26, 2005, the Company settled a current period debt of $5,000 for 300,000 of common stock.

On June 17, 2005, the Company received $100,000 for 1,200,000 shares of common stock.

On July 17, 2005, the Company received $50,000 for 625,000 shares of common stock.

On August 15, 2005, the Company issued 300,000 shares of common stock for consulting services valued at $24,000.

On September 26, 2005, the Company received $50,000 for 625,000 shares of common stock.

On November 14, 2006, the Company issued 1,500,000 shares of common stock for consulting services valued at $24,000.

On December 31, 2006, the Company issued 500,000 shares of common stock for consulting services valued at $11,000.

On January 1, 2007, the Company issued 1,700,000 shares of common stock for consulting services valued at $1,700.



FINANCIAL STATEMENT PRESENTATION

The Company was a shell at the time of the acquisition having only $192 in assets; the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes.


AN EXPLORATION STAGE COMPANY
The Company is an Exploration Stage Company since it is engaged in the search for mineral deposits, which are not in the development or productions stage. As an exploration stage company the Company will present, Since Inception, results on its statements of operations, stockholders' equity and cash flows.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED




CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There was no cash paid during the periods for interest or taxes.


PROPERTY AND EQUIPMENT
Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful lives, which range from three to five years, using the straight-lined method.


WEBSITE DEVELOPMENT COSTS
The Company has expended $1,500 in Website Development Costs, for internal use software. These costs are being amortized over a three year estimated life.


MINERAL RIGHTS
The Company uses the "full costs method" of accounting for its mineral reserves. Under this method of accounting, properties are divided into cost centers. The Company presently has two cost centers. All acquisition, exploration, and development costs for properties within each cost center are capitalized when incurred. The Company intends to deplete these costs equally over the estimated units to be recovered from the properties. These costs were written off at December 31, 2004 as part of the cost of mineral rights abandoned.

DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES

On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the lease are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expense incurred will be returned to the Company.



On August, 2006, the Company paid $30,000 to renew the lease in Louisiana for two additional years.



On May 9, 2006, the Company paid a deposit of $262,500 on oil and gas property (the Weil 8-C) in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 8-C well for a 46.66% billing interest.



On August 1, 2006, the Company paid $104,533 to hookup the 8-C to bring the well production ready. The facility had not been placed into service at December 31, 2006. When placed into service the asset will be moved from investments to fixed assets and depreciated on a straight-line basis over a seven year life.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED



On August 15, 2006, the Company paid a deposit of $108,251 on oil & gas property, namely, the Weil 3-C, in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 3-C well for a 46.66% billing interest.



On August 31, 2006, The Company paid a deposit of $134,520.78 on oil & gas property, namely, the Weil 7-C, in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Well 7-C well for a 46.66% billing interest.



On September 19, 2006, the Company paid $135,948.57 to bring the 3-C and 7-C wells into production as well as convert both the 2-C and 6-C wells on property to Salt Water disposal wells. It is the intent of the Company to offer Salt Water disposal services to neighboring companies as a side revenue generating service. In the first quarter of 2007, all the wells, except the Louisiana wells, generated revenues. Accordingly $49,897 was transferred to depreciable assets and $732,926 to Oil reserves.


USE OF ESTIMATES
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


NOTE 2 - MINERAL RIGHTS

Otish Mountain Diamond Corporation

On August 19, 2003 the Company purchased the mineral rights for 60,933 acres in the Otish Mountain and Superior Craton regions of Quebec, Canada. The claims were purchased for $42,506 and 17,045 shares of common stock. The Company is required to spend a minimum of $135 CDN per mining claim on exploration before the expiration date of each claim. The Company is required to spend $105 CDN per claim maintenance/renewal fee to the appropriate governmental authority before the expiration date of the mining claim. If the Company fails to meet its obligations under this agreement the seller has the option to make the expenditures and to reassume title to the mining claims.

On November 4, 2003 the Company purchased the mineral rights for 775 acres in the Otish Mountain region of Quebec, Canada. The Claims were purchased for $1,855 and 3409 shares of common stock. The Company is required to pay a 2% royalty of the net smelter returns and a 2% royalty on the gross overriding royalty as defined in the agreement. The Company shall also pay to the seller $5,000 CDN minimum annual advance royalty beginning on November 1, 2004 and each year thereafter. The Company is also required to keep the property in good standing for 1 year or the seller shall be entitled to reacquire the claims.

On November 4, 2003 the Company entered into a joint venture agreement for the mineral rights for 15,361 acres in the Otish Mountain region of Quebec, Canada. The investment was $33,383 and 20454 shares of common

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 2007


NOTE 2 - MINERAL RIGHTS - CONTINUED


stock. The Company paid the required claim tax/renewal fees of $12,495 CDN by the due date of November 27, 2003. The Company was required to make a minimum advanced royalty payment of $15,000 CDN once mining stage began. Royalties were subject to underlying royalties of 2% of the net smelter returns and 2% of the gross overriding royalty as defined in the agreement. The Company's total outlay for the joint venture was not to exceed $375,000 CDN. The Company owned 45% of the joint venture.

At December 31, 2004 the Company decided to abandon the above mineral rights. The balance of the rights and the net book value of the website development costs were expensed. The total amount written off was $195,226.


NOTE 3 - DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES



On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the leases are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expenses incurred will be returned to the Company.

On August, 2006, the Company paid $30,000 to renew the lease in Louisiana for two additional years.

On May 9, 2006, the Company paid a deposit of $262,500 on oil and gas property (the Weil 8-C) in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 8-C well for a 46.66% billing interest.

On August 1, 2006, The Company paid $104,533 to hookup the 3-C to bring the well production ready. The facility had not been placed into service at December 31, 2006. When placed into service the asset will be moved from investments to fixed assets and depreciated on a straight-line basis over a seven year life.

On August 15, 2006, the Company paid a deposit of $108,251 on oil & gas property, namely, the Weil 3-C, in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Weil 3-C well for a 46.66% billing interest.

On August 31, 2006, The Company paid a deposit of $134,520.78 on oil & gas property, namely, the 7-C in Corpus Christi Texas. Under the agreement, the Company acquired an undivided 28% working interest and a 21% net revenue interest in the Well 7-C well for a 46.66% billing interest.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 2007


NOTE 3 - DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES - CONTINUED

On September 19, 2006, the Company paid $135,948.57 to bring the 3-C and 7-C wells into production as well as convert both the 2-C and 6-C wells on property to Salt Water disposal wells. It is the intent of the Company to offer Salt Water disposal services to neighboring companies as a side revenue generating service. In the first quarter of 2007, all the wells, except the Louisiana wells, generated revenues. Accordingly $49,897 was transferred to depreciable assets and $732,926 to Oil reserves.

NOTE 4 - NOTES PAYABLE

On February 1, 2006, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P., Certain Wealth, Ltd., and TAIB Bank, B.S.C. pursuant to which the Buyers agreed to purchase secured convertible debentures in the principal amount of $2,000,000. On February 2, 2006 the Company sold and issued $1,000,000 in principal amount of Debentures to the Buyers. In connection with the Securities Purchase Agreement, the Company issued Cornell Capital five-year warrants to purchase 30,000,000 shares of our common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,000 at $0.05 per share, and 5,000,000 at $0.06 per share.

The debentures are convertible at the option of the Buyers any time up to maturity into shares of the Company's common stock. The debentures have a three-year term and accrue interest at 10% per year. All unpaid interest and principal are due on or before February 1, 2009.

On April 5, 2006, the Company sold the balance, $1,000,000, of the secured convertible debentures. The terms and conditions are the same. The debentures have a three-year term and accrue interest at 10% per year. All unpaid interest and principal are due on or before April 5, 2009.

On September 14, 2006, the Company exchanged 892,857 shares of common stock for the retirement of $20,000 of convertible notes payable.

In the fourth quarter of 2006, the Company exchanged 12,448,984 shares of common stock for the retirement of $12,449 of convertible notes payable.

In the first quarter of 2007, the Company exchanged 21,301,587 shares of common stock for the retirement of $170,000 of convertible notes payable.

Maturities of long term debt at December 31, 2006 were as follows:

                  2006                           $    -0-
                  2007                           $    -0-
                  2008                           $    -0-
                  2009                           $  1,965,551

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 2007


NOTE 5 - DERIVATIVE LIABILITY ARISING FROM WARRANTS



The Company accounts for debt with embedded conversion features and warrant issues in accordance with EITF 98-5: ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENCY ADJUSTABLE CONVERSION and EITF No. 00-27: APPLICATION OF ISSUE NO 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS. Conversion features determined to be beneficial to the holder are valued at fair value and recorded to additional paid in capital. The Company determines the fair value to be ascribed to the detachable warrants issued with the convertible debentures utilizing the BLACK-SCHOLES method. Any discount derived from determining the fair value to the debenture conversion features and warrants is amortized to financing cost over the life of the debenture. The unamortized discount, if any, upon the conversion of the debentures is expensed to financing cost on a pro rata basis.


Debt issue with the variable conversion features are considered to be embedded derivatives and are accountable in accordance with FASB 133; ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The fare value of the embedded derivative is recorded to derivative liability. This liability is required to be marked each reporting period. The resulting discount on the debt is amortized to interest expense over the life of the related debt.

NOTE 6 - SERIES A PREFERRED STOCK

Each share of preferred has 15 votes compared to each share of common, which has only one vote. In the second quarter 2004 all outstanding shares of Preferred Stock were redeemed for $1,000.

NOTE 7 - RELATED PARTIES

The Company owes it present President $56,119 and $47,119 for compensation and expense reimbursement at March 31, 2007 and December 31, 2006, respectively.

                  --------------------------------------------

                                   PROSPECTUS
                  --------------------------------------------

                       481,546,784 SHARES OF COMMON STOCK

                           GULF COAST OIL & GAS, INC.

                                 _____ __, 2007


We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Gulf Coast Oil & Gas, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

     o    except the common stock offered by this prospectus;

     o in any jurisdiction in which the offer or solicitation is not authorized;

     o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

     o to any person to whom it is unlawful to make the offer or solicitation; or

     o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

     o there have been no changes in the affairs of Gulf Coast Oil & Gas, Inc. after the date of this prospectus; or

     o the information contained in this prospectus is correct after the date of this prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our By laws provide that we have the power to indemnify any officer or director against damages unless such individual acted or failed to act in a manner that
(i) constituted a breach of his fiduciary duties and (ii) such breach involved intentional misconduct, fraud or knowing violation of the law and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by us.

         Securities and Exchange Commission Registration Fee     $ 3,174.69
         Printing and Engraving Expenses                         $ 5,000.00
         Accounting Fees and Expenses                            $ 5,000.00
         Legal Fees and Expenses                                 $50,000.00
         Miscellaneous                                           $ 2,000.00
                                                                 ----------

         TOTAL                                                   $65,174.69

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On November 30, 2003, the Company declared a 1 for 220 reverse stock split. On July 13, 2005, the Company declared a 3 for 1 forward stock split. All shares amount referenced in these footnotes represent the share equivalents after taking into account, to the extent applicable, the effect of the reverse stock split and the forward stock split. All share amounts in the financial statements have also been adjusted retroactively for the reverse and forward stock split.

In March of 2003 and in February 2004, the Company issued 150 shares and 150 shares, respectively, of its common stock, $.001 par value per share to Locke B. Goldsmith pursuant to an Option Agreement that the Company entered into with Mr. Goldsmith to acquire a 100% interest in the Cahill Mineral Claims.
In August and November 2003, the Company issued 40,909 shares of its common stock and paid $77,745 for mineral rights in the Otish Mountain and Superior Craton regions of Quebec, Canada.

In the first quarter of 2004 the Company issued 60,900,150 shares of common stock for services valued at $5,180,053. Valuation was based on the approximate trading value of the Company's shares on the date issued.

During the third quarter of 2004 the Company issued 7,902,000 shares of common stock to liquidate $263,400 of advances.

On January 13, 2005, the Company changed its name to Gulf Coast Oil & Gas, Inc.

During 2005, the Company settled a debt owed to a former officer of the Company in the amount of $232,120 for shares of the Company. The initial settlement was one share for each dollar owed. Prior to the actual delivery of the shares, the Company had a three to one stock split so that the actual numbers of shares delivered was 696,360 which was reflected in the Statement of Shareholders' Equity. Since the correct number of shares was used in the weighted number of shares outstanding, no restatement is necessary.

On May 2, 2005, the Company received $100,000 for 1,650,000 shares of common stock.

On May 26, 2005, the Company settled a current period debt of $5,000 for 300,000 of common stock.

On June 17, 2005, the Company received $100,000 for 1,200,000 shares of common stock.

On July 17, 2005, the Company received $50,000 for 625,000 shares of common stock.

On August 15, 2005, the Company issued 300,000 shares of common stock for consulting services valued at $24,000.

On September 26, 2005, the Company received $50,000 for 625,000 shares of common stock.

On February 1, 2006, the Company entered into a Securities Purchase Agreement with the selling stockholders pursuant to which the selling stockholders agreed to purchase secured convertible debentures in the principal amount of $2,000,000. On February 2, 2006 the Company sold and issued $1,000,000 in principal amount of debentures to the selling stockholders. On April 5, 2006 the Company sold and issued an additional $1,000,000 in principal amount of debentures to the selling stockholders.

In connection with the Securities Purchase Agreement, the Company also issued to Cornell Capital five-year warrants to purchase 30,000,000 shares of our common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,000 at $0.05 per share, and 5,000,000 at $0.06 per share.

In connection with the Securities Purchase Agreement, we also paid Yorkville Advisors, LLC a commitment fee of $200,000 and a structuring fee of $15,000.

On November 14, 2006, the Company issued 1,500,000 shares of common stock for consulting services valued at $24,000.

On December 12, 2006, the Company issued 500,000 shares of common stock for consulting services valued at $11,000.

In January of 2007, the Company issued 1,700,000 shares to a consultant in exchange for consulting services valued at $1,700.

Except as described above, in connection with the securities that were issued for cash, no underwriting discounts or commissions were paid. Issuance of the securities in each of the transactions was exempt from registration pursuant to
Section 4(2) of the Securities Act, as amended. The underlying securities were issued to accredited investors in private transactions without the use of any form of general solicitation or advertising. The underlying securities are "restricted securities" subject to applicable limitations on resale.

The shares issued for services rendered were issued pursuant to the Section 4(2) exemption.

ITEM 27.  EXHIBITS

The following exhibits are filed as part of this registration statement:


EXHIBIT NO.                    DOCUMENT DESCRIPTION                                                         LOCATION
-----------                    --------------------                                                         --------
3.1    Articles of Incorporation filed September 14, 1999                                                      (1)
3.2    Certificate of  Designation filed October 7, 2003                                                       (2)
3.3    Articles of Amendment to Articles of Incorporation filed October 15, 2003                               (3)
3.4    Certificate of Amendment to Articles of Incorporation filed January 13, 2005                            (4)
3.5    Certificate of Amendment to Articles of Incorporation filed May 25, 2006                                (5)
3.6    Amended and Restated Bylaws                                                                             (6)
4.1    Specimen of Common Stock Certificate                                                                    (1)
4.2    Form of Common Stock Purchase Warrant                                                                   (2)
5.1    Legal Opinion of Gallagher, Briody & Butler                                                             (7)
10.1   Securities Purchase Agreement dated as of February 1, 2006 between the Company and Cornell              (6)
       Capital Partners, LP, Certain Wealth, Ltd. and Taib Bank, B.S.C.(c)
10.2   Investor Registration Rights Agreement dated as of February 1, 2006 between the Company and             (6)
       Cornell Capital Partners, LP, Certain Wealth, Ltd. and Taib Bank, B.S.C.(c)
10.3   Security Agreement dated as of February 1, 2006 between the Company and  Cornell Capital                (6)
       Partners, LP, Certain Wealth, Ltd. and Taib Bank, B.S.C.(c)
10.4   First Amendment to Investor Registration Rights Agreement dated as of March, 2006 between the           (6)
       Company and  Cornell Capital Partners, LP, Certain Wealth, Ltd. and Taib Bank, B.S.C.(c)
10.5   Agreement between the Company and Bourgeois Energy, Inc. dated June 17, 2005 relating to the            (6)
       Saratoga Prospect
10.6   Business Consulting Services Agreement between the Company and Bourgeois Energy, Inc. dated             (6)
       August 15, 2005
10.7   Second Amendment to investor Registration Rights Agreement dated as of March 31, 2006 between           (7)
       the Company and Cornell Capital Partners, LP, Certain Wealth, Ltd. and Taib Bank, B.S.C.(c)
       Third Amendment to Investor Registration Rights Agreement dated as August 15, 2006 between the
       Company and Cornell Capital Partners, LP, Certain Wealth, Ltd. and Taib Bank, B.S.C.(c)
10.8                                                                                                           (7)

23.1   Consent of Pollard-Kelley Audit Services, Inc.                                                          (8)
99.1   Secured Convertible Debenture issued February 1, 2006 in the amount of $500,000 to Cornell              (6)
       Capital Partners, LP (CCP-001)
99.2   Secured Convertible Debenture issued February 1, 2006 in the amount of $250,000 to Certain              (6)
       Wealth, Ltd. (CCP-002)
99.3   Secured Convertible Debenture issued February 1, 2006 in the amount of $250,000 to Taib Bank,           (6)
       B.S.C.(c)(CCP-003)
99.4   Warrant dated as of February 1, 2006 issued to Cornell Capital Partners, LP (7,500,000 shares)          (6)
99.5   Warrant dated as of February 1, 2006 issued to Cornell Capital Partners, LP (7,500,000                  (6)
       shares)
99.6   Warrant dated as of February 1, 2006 issued to Cornell Capital Partners, LP (5,000,000                  (6)
       shares)

                                      II-3

99.7   Warrant dated as of February 1, 2006 issued to Cornell Capital Partners, LP (5,000,000                  (6)
       shares)
99.8   Warrant dated as of February 1, 2006 issued to Cornell Capital Partners, LP (5,000,000                  (6)
       shares)
(1)  Filed as an exhibit to Registration Statement on Form SB-2, as amended, filed on April 22, 2001 and incorporated herein by reference.
(2)  Filed as Exhibit 3.1 to Report on Form 8-K filed on October 20, 2003 and incorporated herein by reference.
(3)  Filed as Exhibit 3.1 to Report on Form 8-K filed October 23, 2003 and incorporated herein by reference.
(4)  Filed as Exhibit 3 to Report on Form 8-K filed January 19, 2005 and incorporated herein by reference.
(5)  Filed as Exhibit 3.1 to Report on Form 8-K filed June 1, 2006 and incorporated herein by reference.
(6)  Filed as an exhibit to Form 10-KSB filed March 31, 2006 and incorporated herein by reference.
(7)  Filed as an exhibit to Amendment No. 4 to Registration on Form SB-2 dated
     August 29, 2006.
(8)  File herewith.

ITEM 28. UNDERTAKINGS
The undersigned registrant will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of such securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Vancouver, British Columbia on June 1, 2007.

                           GULF COAST OIL & GAS, INC.


                             By:          /s/ Rahim Rayani
                                 ----------------------------------------
                                 Rahim Rayani
                                 Chief Executive Officer and President
                                   (Principal Executive Officer)

                             By:          /s/ Rahim Rayani
                                -----------------------------------------
                                Rahim Rayani
                                Chief Financial Officer (Principal Financial
                                Officer And Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                        TITLE                                 DATE
------------    -----------------------------------------------  ---------------

/s/ Rahim Rayani    President and Chief Executive Officer           June 1, 2007
----------------    (Principal Executive Officer),
Rahim Rayani        Chief Financial Officer
                    (Principal Financial Officer and
                    Principal Accounting Officer) and Director



                                      II-5